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                                                                    Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated December 3, 2001 (except for Note 13, as to which the date is December 19, 2001) as it relates to the financial statements as of September 30, 2001 and for the two years then ended, accompanying the financial statements of Biovest International, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                              GRANT THORNTON LLP





Minneapolis, Minnesota
May 22, 2002